UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2008

EXPRESSJET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31300	76-0517977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 North Sam Houston Parkway West, Suite 200 Houston, Texas	77067
(Address of principal executive offices)	(Zip Code)

832-353-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 30, 2008, ExpressJet Holdings, Inc. (the “Company”), its wholly-owned subsidiary ExpressJet Airlines, Inc. (“Airlines”) and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Bank One, N.A., the “Trustee”) entered into the First Supplemental Indenture (the “Supplemental Indenture”), modifying the terms of the Company’s 4.25% Convertible Notes due 2023 (the “Notes”). The Supplemental Indenture was executed pursuant to Section 9.01 of the original indenture among the Company, Airlines and the Trustee dated August 4, 2003 (the “Original Indenture”) for the benefit of holders of the Notes.

In connection with the execution of the Supplemental Indenture, Airlines also executed the Security and Collateral Agency Agreement (the “Security Agreement”) dated as of August 2, 2008 with the Trustee acting as collateral agent.

The below description of the Supplemental Indenture is qualified in its entirety by reference to the full text of the Supplemental Indenture that is filed as Exhibit 4.1 to this Current Report on Form 8-K. The below description of the Security Agreement is qualified in its entirety by reference to the full text of the Security Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Material Terms

The Supplemental Indenture modifies the Original Indenture by (1) making the Notes a secured obligation of the Company, (2) increasing the interest rate payable on the Notes from 4.25% to 11.25% and (3) adding an additional date for holders to require the Company to repurchase the Notes.

The provisions of the Supplemental Indenture and the Security Agreement will become effective as of August 2, 2008, but such effectiveness is conditioned upon the deposit by the Company with the paying agent of the consideration sufficient to pay the repurchase price of all the Notes that are to be purchased as of the August 1, 2008 repurchase date. If such effectiveness shall not occur, then each of the Supplemental Indenture and the Security Agreement shall be null and void and of no effect.

Security and Collateral

Pursuant to the terms of the Security Agreement, Airlines will grant a security interest in favor of the Trustee for the benefit of the holders of the Notes on certain of Airline’s property in order to secure the obligations of the Company to pay principal and interest on the Notes.

Among other property that may, from time to time, be included as collateral under the Security Agreement, Airlines has agreed to grant a lien on:

•	spare parts and rights under spare parts warranties;

•	aircraft engines; and

•	related proceeds from the sale or insurance recovery on such collateral.

The initial value of the collateral provided for purposes of securing the Notes is approximately $181 million. A copy of a recent appraisal of spare parts and aircraft engines included in the collateral is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Airlines has agreed that it will not as of any fiscal year end permit (i) the ratio of the aggregate outstanding principal amount of the Notes divided by the fair market value of the pledged spare parts to be greater than 1.33%, or (ii) the ratio of the aggregate outstanding principal amount of the Notes divided by the fair market value of the pledged aircraft engines to be greater than 1.51%. If either such collateral ratio, as most recently determined pursuant to an annual independent appraisal, is greater than the applicable maximum collateral ratio, Airlines shall, within 90 days pledge additional spare parts, aircraft engines and/or cash and cash equivalents.

Subject to compliance with the foregoing ratio requirements, Airlines shall have the right to dispose of and substitute spare parts, aircraft engines and related equipment from time to time.

Increase in Interest Rate

The Supplemental Indenture also increases the interest rate payable on the Notes to 11.25% per year, which amounts to a payment of 7.00% of additional interest per year above the current interest rate of 4.25%. The terms of the Supplemental Indenture state that this increased interest rate will begin to accrue on August 2, 2008 and will be paid in arrears on each interest payment date as set forth in the Original Indenture, commencing February 1, 2009. In order to reflect the change in interest rate that is payable on the Notes, the title of the Notes has also accordingly changed to the “11.25% Convertible Secured Notes Due 2023.”

Creation of New Repurchase Date

In addition to the provisions described above, the Supplemental Indenture also creates an additional date on which holders may require the Company to repurchase the Notes. Under the Original Indenture, holders of Notes may require the Company to repurchase their Notes on August 1, 2008, August 1, 2013 and August 1, 2018. Under the Supplemental Indenture, holders may now require the Company to repurchase their Notes on August 1, 2011 in addition to each of the other dates named in the Original Indenture.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain material United States federal income tax consequences to U.S. holders (defined below) of the modifications to the terms of the Notes under the Supplemental Indenture. This summary is for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to particular U.S. holders in light of their individual investment circumstances or to certain types of U.S. holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that hold Notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign taxpayers), nor does it address state, local or foreign tax considerations. This summary assumes that U.S. holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

As used herein, “U.S. holders” are any beneficial owners of the Notes, that are, for U.S. federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities treated as corporations for federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. We urge such a partner to consult its tax advisors about its U.S. federal income tax consequences.

The discussion set out below is intended only as a summary of certain United States federal income tax consequences to U.S. holders of the amendments made to the terms of the Notes under the Supplemental Indenture. Holders are urged to consult their tax advisors as to the tax consequences of the amendments to the terms of the Notes, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

We have entered into a Supplemental Indenture that generally provides for amendments to the terms of the Notes, including an increase in the interest rate that will apply to the Notes following the expiration date of the Offer to Exchange. The amendments to the terms of the Notes under the Supplemental Indenture will constitute a “modification” to the terms of the Notes under applicable Treasury regulations. Generally, a modification of a debt instrument will be treated, for U.S. federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if the modification is “significant” as determined for U.S. federal income tax purposes. A modification of a debt instrument is a “significant modification” if, based on all the facts and circumstances and considering certain modifications of the debt instrument collectively, the degree to which the legal rights and obligations are altered is “economically significant.” Under applicable Treasury regulations, a change in yield is treated as significant if the yield of the new instrument reflects a change of more than 25 basis points or 5% of the annual yield from the original debt. Because the increased interest rate changes the yield beyond this threshold, we believe that the amendments to the terms of the Notes under the Supplemental Indenture will result in a change in yield that is a significant modification under the Treasury regulations that results in a deemed exchange of the Notes prior to modification of the Indenture for “new Notes” as modified by the amendments. The Company intends to report the amendments made to the terms of the Notes as resulting in a deemed exchange of the Notes for new Notes for U.S. federal income tax purposes and the remainder of this discussion assumes that such an exchange has occurred.

If both the Notes and the new Notes as modified by the amendments to the Supplemental Indenture were treated as “securities” for federal income tax purposes, such deemed exchange should be treated as a tax-free recapitalization for U.S. federal income tax purposes. Whether the exchange constitutes a recapitalization depends, in part, on whether the Notes and new Notes constitute securities for U.S. federal income tax purposes. The term “security” is not clearly defined in the relevant authorities, and the determination of whether a debt instrument is a security requires an overall evaluation of the nature of the instrument, with the term of the instrument as one of the most significant factors. Generally, a debt instrument with a term of more than ten years is considered to be a security. We believe that both the Notes and the new Notes should constitute securities for U.S. federal income tax purposes, and the exchange should therefore qualify as a recapitalization for tax purposes.

If treated as a recapitalization, a U.S. holder should not recognize any gain or loss on the deemed exchange except that a U.S. holder may be required to recognize ordinary income equal to the accrued but unpaid interest in the Notes not previously included in income. A U.S. holder’s basis in the new Notes as modified by the amendments should equal the basis in its Notes prior to modification by the amendments. The holding period for the new Notes should include the holding period for the Notes prior to modification by the amendments.

Interest paid on the new Notes generally will be taxable as ordinary interest income at the time payments are accrued or received in accordance with a U.S. holder’s regular method of accounting for U.S. federal income tax purposes provided that the interest is “qualified stated interest.” Qualified stated interest is stated interest, other than any stated interest payable in kind, that is unconditionally payable at least annually at a single fixed rate.

The new Notes will be treated as issued with original issue discount (“OID”) for federal income tax purposes in an amount equal to the excess, if any, of the stated redemption price at maturity of the new Notes over their issue price. The stated redemption price of a note is equal to the total of all payments to be made on the note other than payments of “qualified stated interest.” A U.S. holder that is deemed to hold new Notes would be required to include OID in income under a constant yield basis over the term of the new Notes. However, a U.S. holder of Notes that has a tax basis in a new Note immediately after the exchange that is less than or equal to its stated redemption price at maturity, but exceeds the issue price of the new Note, will be able to offset each OID inclusion with a corresponding amount of such acquisition premium. If the Notes are publicly traded, within the meaning of the applicable Treasury regulations, or the Notes are not publicly traded but the new Notes as modified by the amendments to the Supplemental Indenture are publicly traded, the issue price of the new Notes will be the fair market value of such publicly traded notes reduced by the amount of pre-issuance accrued interest on the new Notes. If neither the Notes nor the new Notes are publicly traded, the issue price of the new Notes will equal their principal amount.

U.S. holders may elect to include in gross income all interest that accrues on a new Note, including any stated interest, OID, market discount, de minimis OID, and de minimis market discount (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above. Such an election for a new Note may be revoked only with the permission of the IRS and U.S. holders should consult their tax advisers before making such election.

Item 3.03	Material Modification to Rights of Security Holders.

See “Item 1.01 Entry Into a Material Definitive Agreement” above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	First Supplemental Indenture, dated July 30, 2008. among ExpressJet Holdings, Inc., ExpressJet Airlines, Inc., and The Bank of New York Trust Company, N.A.

10.1	Security and Collateral Agency Agreement, dated as of July 30, 2008, among ExpressJet Airlines, Inc. and The Bank of New York

99.1	Appraisal of Certain Assets Owned by ExpressJet dated May 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESSJET HOLDINGS

Date: July 30, 2008	By:	/s/ Phung Ngo-Burns
	Name:	Phung Ngo-Burns
	Title:	Staff Vice President, Finance and Controller and Interim Chief Financial Officer

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